Exhibit 10.12

CIGNA DEFERRED COMPENSATION PLAN OF 2005
(Effective as of January 1, 2005)

Due to requirements imposed by Internal Revenue Code Section 409A, CIGNA is freezing the CIGNA Deferred Compensation Plan (Amended and Restated as of October 24, 2001) as of December 31, 2004 and adopting this new plan – the CIGNA Deferred Compensation Plan of 2005, effective as of January 1, 2005.  The frozen CIGNA Deferred Compensation Plan will continue to apply to amounts that were deferred on or before December 31, 2004 and earnings thereon.  This new plan will apply to amounts that are deferred after December 31, 2004 and earnings thereon.

ARTICLE 1
Definitions

These terms have the following meanings under the Plan.

1.1	"Account" – the separate bookkeeping account established for a Participant that represents the Company’s unfunded, unsecured obligation to make future payments to the Participant.

1.2	"Administrator" – the person or committee charged with responsibility for administration of the Plan.

1.3	"Affiliate" – the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

1.4	"Beneficial Owner" and "Beneficially Owned" – the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

1.5	"Beneficiary" – the person or trust designated in writing under the Plan by the Participant to receive payment of his/her remaining Account balance after Participant’s death.

1.6	"Board Committee" – the People Resources Committee of the Board of Directors, or any successor committee.

1.7	"Board of Directors" – the board of directors of CIGNA Corporation.

1.8	"Change of Control" – any of these events:

(a)
a corporation, person or group acting in concert, as described in Exchange Act Section 14(d)(2), holds or acquires beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of a number of preferred or common shares of CIGNA Corporation having 25% or more of the combined voting power of CIGNA Corporation's then outstanding securities; or

(b)	there is consummated a merger or consolidation of CIGNA Corporation or any direct or indirect subsidiary of CIGNA Corporation with any other corporation, other than:

(1)           a merger or consolidation immediately following which the individuals who constituted the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity surviving such merger or consolidation or the ultimate parent thereof, or

(2)           a merger or consolidation effected to implement a recapitalization of CIGNA Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of CIGNA Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from CIGNA Corporation or its Affiliates) representing 25% or more of the combined voting power of the CIGNA Corporation's then outstanding securities; or

(c)
a change occurs in the composition of the Board of Directors at any time during any consecutive 24-month period such that the Continuity Directors cease for any reason to constitute a majority of the Board of Directors.  For purposes of the preceding sentence "Continuity Directors" shall mean those members of the Board of Directors who either: (1) were directors at the beginning of such consecutive 24-month period; or (2) were elected by, or on nomination or recommendation of, at least a majority of the Board of Directors (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of CIGNA Corporation); or

(d)
the shareholders of CIGNA Corporation approve a plan of complete liquidation or dissolution of CIGNA Corporation or there is consummated an agreement for the sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets, other than a sale or disposition by CIGNA Corporation of all or substantially all of CIGNA Corporation's assets immediately following which the individuals who constituted the Board of Directors immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or any parent thereof.

Notwithstanding the foregoing, a "Change of Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of CIGNA Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of CIGNA Corporation immediately following such transaction or series of transactions.

1.9	"CIGNA Stock" – the common stock of CIGNA Corporation.

1.10	"Code" – the Internal Revenue Code of 1986, as amended.

1.11	"Company" – CIGNA Corporation and each Subsidiary that has been authorized by the Chief Executive Officer of CIGNA Corporation to participate in the Plan.

1.12	"Corporate Committee" – the CIGNA Corporation Corporate Benefit Plan Committee, or any successor committee.

1.13	"Deferral Election" – the form described in Section 2.3 by which a Participant specifies amounts and items of compensation to be deferred.

1.14	"Deferred Cash" – compensation deferred under the Plan that would otherwise have been paid to a Participant in cash.

1.15	"Deferred CIGNA Stock" – compensation deferred under the Plan that would otherwise have been paid to a Participant in shares of CIGNA Stock.

1.16         "ERISA" – the Employee Retirement Income Security Act of 1974, as amended.

1.17         "Exchange Act" – the Securities Exchange Act of 1934, as amended.

1.18	"Participant" – an employee of a Company who elects to participate in the Plan in accordance with the terms and conditions of the Plan.

1.19	"Payment Election" – the form described in Section 4.3 by which a Participant specifies the method and time of payment of compensation deferred under the Plan.

1.20	"Performance-based Compensation" – compensation as defined under Treasury Regulation Section 1.409A-1(e).

1.21
"Person" – the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) CIGNA Corporation or any of its Subsidiaries, (b) a trustee or other fiduciary holding securities under an employee benefit plan of CIGNA Corporation or any of its Affiliates, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by the stockholders of CIGNA

Corporation in substantially the same proportions as their ownership of stock of CIGNA Corporation.

1.22	"Plan" – the CIGNA Deferred Compensation Plan of 2005 (Effective as of January 1, 2005), as it may be amended or restated.

1.23
"Separation from Service" – a Participant’s death, retirement or other termination of employment, from the Participant’s employer or service recipient within the meaning of Treasury Regulation Section 1.409A-1(h).  For this purpose, the level of reasonably anticipated, permanently reduced, bona fide services that will be treated as a Separation from Service is 30%.  Generally, a Participant’s Separation from Service occurs when the Participant’s level of services to CIGNA Corporation and its affiliates is reduced by 70% or more.

1.24	"Stock Plan" – a plan or program that provides for payment of compensation in the form of shares of CIGNA Stock.

1.25
"Subsidiary" – a corporation (or a partnership, joint venture or other unincorporated entity) of which more than 50% of the combined voting power of all classes of stock entitled to vote (or more than 50% of the capital, equity or profits interest) is owned directly or indirectly by CIGNA Corporation; provided that such corporation (or other entity) is included in CIGNA Corporation’s consolidated financial statements under generally accepted accounting principles.

1.26	"Valuation Date" – the last day of each month.

ARTICLE 2
Participation; Deferral Elections

2.1           Eligibility.  The Plan is intended primarily to provide deferred compensation for a select group of management and highly compensated employees.  The Corporate Committee shall determine which Company employees are eligible to participate in the Plan.

2.2           Participation.   An eligible employee becomes a Participant by making a Deferral Election described in Section 2.3.

2.3	Deferral Election.

(a)
A Deferral Election specifies the amounts and items of compensation a Participant elects to defer under the Plan for a particular calendar year.  The Administrator shall determine which items or categories of compensation may be deferred under the Plan.  The Deferral Election must be timely (as described in Section 2.3(b)) and in a form permitted or required by the Administrator. The Administrator may permit or require electronic forms. The Administrator shall determine whether a Deferral Election form is sufficiently complete and timely and may reject any form that is incomplete and/or untimely.

(b)	To be timely, a Deferral Election must be received by the Administrator no later than:

(1)	Six months before the end of the applicable performance period, for a deferral of Performance-based Compensation, provided that:

(A) the Participant performs services for the Company continuously from the later of:

(i) the beginning of the applicable performance period, or

(ii) the date the applicable performance criteria are established through the date the Deferral Election is made, and

(B) the Deferral Election is made before the amount of the Performance-based Compensation is both first calculable and substantially certain to be paid;

(2)	December 31 of the year before the year in which the Participant performs services in exchange for the compensation to be deferred, for compensation other than Performance-based Compensation; or

(3)
The 30th calendar day after the date a Company employee first becomes eligible to participate in the Plan, provided such employee is not already eligible to participate in a plan that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2), and further provided that such employee was not eligible to participate in the Plan, or any other plan that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2), at any time during the 24-month period ending on the date such employee again became eligible to participate in the Plan.  A Deferral Election by a newly eligible employee shall apply only to compensation for services the employee performs after the Administrator receives the Deferral Election.

However, the Administrator may establish different deadlines to the extent permitted by Code Section 409A and the regulations thereunder.

(c)
An employee who makes a Deferral Election must also make a Payment Election (described in Section 4.3) applicable to such Deferral Election.  If a Participant makes more than one Deferral Election in a year, the Administrator may require that the Payment Election applicable to the first Deferral Election shall apply to any later Deferral Election in that year.  The Payment Election must be received by the Administrator by the Deferral Election deadline stated in Section 2.3(b).  The Administrator shall determine when a

Deferral Election and Payment Election become irrevocable, but in no event shall a Deferral Election or a Payment Election become irrevocable later than the applicable deadline set forth in Section 2.3(b) above.

(d)	The Administrator may require Participants to make new Deferral Elections for each new calendar year.

(e)	Deferral Elections under this Plan shall apply only to compensation payable on or after January 1, 2005 and only to the extent such compensation is:

(1)	For services performed for the Company on or after January 1, 2005; or

(2)	Compensation for which a Deferral Election may otherwise be made under transition rules promulgated pursuant to Code Section 409A.

2.4         Cancellation of Deferral Elections.  The Plan Administrator may cancel the Deferral Election of a Participant who incurs a disability.  Any cancellation under this section must occur by the later of the end of the calendar year in which the Participant incurs the disability or the 15th day of the third month after the date the Participant incurs the disability.  For purposes of this section, "disability" shall have the meaning set forth in Treasury Regulation Section 1.409A-3(j)(4)(xii).

ARTICLE 3
Deferred Compensation Account

3.1           General.  The Administrator shall establish and maintain an Account for each Participant.  The Administrator shall credit to the Account any compensation deferred by a Participant under the Plan.  The Administrator shall also credit (or debit) to the Account any hypothetical income (or losses) on the deferred compensation.  The credit for deferred compensation shall be effective as of the date the compensation would have otherwise been paid to the Participant.  The credit (or debit) for hypothetical income (or losses) shall be as provided in Section 3.3 or 3.4, as applicable.

3.2           Account Balance.  The balance of each Participant's Account shall include compensation deferred by the Participant under this Plan and hypothetical income (or losses).  The Account balance shall be reduced by any payments under Article 4.  The Administrator shall determine each Participant's Account balance as of each Valuation Date.  The Administrator shall provide each Participant an Account statement at least annually.

3.3           Hypothetical Investment of Deferred Cash.

(a)
Deferred Cash shall be treated as invested in one or more hypothetical investments described in Section 3.3(b).  The Administrator shall credit (or debit) to the Participant's Account as of each Valuation Date hypothetical income (or losses) based on the performance of the applicable hypothetical investment.  The credit (or debit) shall be applied against the balance of Participant’s Account on the immediately preceding Valuation Date. The Administrator shall have authority to adopt, and from time to time change, rules and procedures for crediting (or debiting) hypothetical income (or losses) as to any amount of Deferred Cash that has been credited to a Participant’s Account for less than the entire month ending on the Valuation Date.

(b)
The Corporate Committee shall determine at least one hypothetical investment for Deferred Cash and may provide some or all Plan Participants with options for more than one hypothetical investment.  The Corporate Committee may add or eliminate hypothetical investments at any time, but any such action shall apply to the balance of a Participant’s Account no earlier than the Valuation Date immediately after the Corporate Committee changes hypothetical investments.  The Administrator shall have authority to adopt rules and procedures by which a Participant with a choice of more than one hypothetical investment may change hypothetical investment elections, provided that a Participant shall not be able to make changes more than once each calendar quarter.

(c)
If a Change of Control occurs, the annual income earned on at least one hypothetical fixed return guaranteed principal investment must be not less than 50 basis points over the Ten-year Constant Treasury Maturity Yield as reported by the Federal Reserve Board, based upon the November averages for the preceding year.

3.4         Hypothetical Investment of Deferred CIGNA Stock.  Deferred CIGNA Stock shall be credited to Participant’s Account as a number of shares of hypothetical CIGNA Stock.  The number shall initially be the same number of shares that would have been issued to the Participant but for the deferral.  After the initial credit, the number shall be adjusted as appropriate to reflect stock dividends, splits and reclassifications in accordance with the terms of the applicable Stock Plan.  Deferred CIGNA Stock may not be deemed invested in any other hypothetical investment.  An amount equal to the dividends which would otherwise be paid on shares of Deferred CIGNA Stock shall be credited to the Participant’s Account as Deferred Cash, as of the applicable dividend payment date, and deemed invested under Section 3.3.  The Administrator shall take necessary action to avoid deferral or issuance of fractional shares of CIGNA Stock.

ARTICLE 4
Payment of Deferred Compensation

4.1           General.  The Company shall pay amounts credited to Participant's Account balance according to the Participant's Payment Elections or under the other applicable provisions of Article 4.  Deferred CIGNA Stock shall be paid only in shares of CIGNA Stock issued under the applicable Stock Plan.  The applicable Stock Plan is the plan under which the shares would have previously been issued but for the Participant’s deferral, or a successor plan.

4.2           Payment Methods and Timing.

(a)	(1)
Subject to the conditions in Section 4.2(b) through (f), the Administrator shall have the authority to determine the payment methods and timing permitted under the Plan; any such payment methods and timing shall comply with the requirements of Code Section 409A.

(2)
Payment events under the Plan may include a Participant’s Separation from Service, a specified date before a Participant’s Separation from Service, a Participant’s unforeseeable emergency (as described in Section 4.4), the Participant’s death (as described in Section 4.5), or other payment events specified by the Administrator, to the extent permitted by Code Section 409A.  A payment upon a Participant’s unforeseeable emergency or death shall supersede any elected specified date or Separation from Service payment for the amount distributed by reason of unforeseeable emergency or death.

(3)           Payment methods under the Plan may include lump sum and periodic payments.

(b)
A Participant who makes a specified date Payment Election must also make a Separation from Service Payment Election that will apply instead of the specified date Payment Election if the Participant has a Separation from Service before the elected specified date of payment.

(c)
If the payments are to begin as a result of a Participant’s Separation from Service then, subject to the other provisions of Article 4, payment shall be made (or begin) in July of the year following the year of the Participant’s Separation from Service.

(d)
If a payment method provides for periodic payments, payments shall be made annually each July, over the elected period not to exceed 15 years.  The balance of a Participant's Account shall be paid, in all events, no later than July 31st of the 15th year after the year of the Participant’s Separation from Service.

(e)	To the extent there is not in effect at Participant's Separation from Service a valid Payment Election for an amount, that amount shall be paid in a single lump sum in July of the year following the year of the Participant’s Separation from Service.

(f)	Periodic payments under this Plan shall not be suspended if the Participant is rehired by the Company.

4.3           Payment Election.

(a)	Subject to Section 4.2, a Payment Election must specify the payment method that shall apply to Participant’s deferred compensation and either the time of payment or the time payments are to begin.

(b)
A Payment Election must be in a form permitted or required by the Administrator.  The Administrator may permit or require electronic forms.  The Administrator shall determine whether a Payment Election form is sufficiently complete and timely and may reject any form that is incomplete and/or untimely.

(c)	A Participant may make separate Payment Elections for Deferred Cash and Deferred CIGNA Stock.

4.4           Unforeseeable Emergency Payment.

(a)
If the Administrator, after considering a Participant's written request, determines that the Participant has an unforeseeable emergency, as defined under Treasury Regulation Section 1.409A-3(i)(3), that is beyond the Participant’s control and of such a substantial nature that immediate payment of Deferred Cash or issuance of Deferred CIGNA Stock is warranted, the Administrator in its sole and absolute discretion may direct that all or a portion of the Participant's Account be paid to the Participant.  The amount of the payment shall be limited to the amount deemed necessary by the Administrator to satisfy the emergency need.  The payment shall be made in a single lump sum within 90 days following the Administrator’s approval of Participant’s written request for an unforeseeable emergency payment.

(b)
The Administrator shall cancel the Deferral Election of a Participant who receives a payment under Section 4.4(a) or a payment for an unforeseeable emergency, as defined under Treasury Regulation Section 1.409A-3(i)(3), under a predecessor to this Plan.  The cancellation shall be effective as of the date of the payment.  To resume deferrals, the Participant must make a new Deferral Election in accordance with the requirements of Section 2.3.

4.5           Payments of a Deceased Participant's Account.

(a)	Upon the death of a Participant the Administrator shall pay any remaining portion of Participant’s Account in a single lump sum payment to Participant’s Beneficiary. The

Administrator may establish rules and procedures for designation of beneficiaries and shall make determinations regarding the existence and identity of beneficiaries and the validity of beneficiary designations. A Participant may designate more than one beneficiary.

(b)	Notwithstanding Section 4.5(a), the Administrator shall pay Participant’s Account in a single lump sum payment to the Participant's estate if:

(1)	The Participant dies without having a valid beneficiary designation in effect;

(2)	The Participant's designated Beneficiary died before the Participant died; or

(3)	The Participant's designated Beneficiary cannot be found after what the Administrator determines has been a reasonably diligent search.

(c)	The Administrator shall make any payments described in Section 4.5(a) and (b) during the 90 day period beginning January 1 of the year following the year the Participant dies.

ARTICLE 5
General Provisions

5.1           Participant's Rights Unsecured.  The right of a Participant (or Beneficiary) to receive payments under the Plan represents an unsecured claim against the general assets of the Company that employs the Participant at the time that the compensation deferred otherwise would have been paid, or against the general assets of any successor company that assumes (or in case Participant transfers to employment with a different Company, is assigned) the liabilities of that Company.  No Company guarantees or is liable for payments to any Participant employed by any other Company.  Participant’s Account represents a mere promise by a Company to make payments in the future.  The Plan at all times shall be considered entirely unfunded for both tax purposes and for purposes of Title I of ERISA.

5.2           Assignability.  Except as otherwise permitted by applicable law, no right to receive Plan payments shall be transferable or assignable by a Participant or Beneficiary or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by creditors of a Participant or Beneficiary, any such attempt shall be void and of no force or effect.

5.3           Administration.  CIGNA Corporation’s Chief Executive Officer shall appoint the Administrator.  Except as otherwise provided by the Plan, the Administrator shall administer the Plan and shall have authority to adopt administrative rules and regulations. The Administrator may, by contract, designation or other arrangement, provide for others to perform ministerial duties and record keeping.  If the Administrator is also a Participant, the Corporate Committee (and not the Administrator) shall take any action under the Plan related to that Participant.

5.4           Administrative Discretion.   The Administrator and Corporate Committee shall, as to the responsibilities allocated to them separately under the Plan, have the sole and absolute discretion to interpret, construe and implement the provisions of the Plan, including any disputed or ambiguous terms; to make determinations relating to eligibility and benefits; and to make findings of fact.  Their determinations shall be final and binding on all parties.

5.5           Amendment.  The Plan may be amended, restated, modified, or terminated by the Board of Directors or the Board Committee.  No amendment, restatement, modification, or termination shall reduce, impair or adversely affect the balance of a Participant's Account as of the Valuation Date immediately preceding such action.

5.6           Tax Withholding.   To the extent required by the law in effect at the time a Plan payment is made, the Administrator shall take appropriate action to withhold taxes from the payment.

5.7           Corporate Reorganization.  If a company that employs a Participant ceases to be a Subsidiary and retains liabilities and responsibility for a Participant’s Account, then the Corporate Committee and Administrator shall have no further liability or responsibility for that Account or any legal obligation toward Participant after the company ceases to be a Subsidiary.  That company shall designate a governing committee and plan administrator, as appropriate, to assume liability and responsibility for administration of the Account as of the date the company ceases to be a Subsidiary.

5.8           Section 409A Compliance.  It is intended that the Plan comply with the requirements of Code Section 409A, and the Plan shall be so administered and interpreted.  Notwithstanding anything in this Plan to the contrary, the Code Section 409A transition relief opportunities adopted by Board Committee Resolutions dated December 8, 2005 are incorporated by reference into this Plan.

5.9           Interpretation.  All statutory or regulatory references in this Plan shall include successor provisions.

5.10        Claims Procedure.

(a)
Filing a Claim for Benefits.  This paragraph 5.10(a) shall apply to any claim for a benefit under the Plan.  A Participant or Beneficiary or an authorized representative of a Participant or Beneficiary (“Claimant”) shall notify the Administrator or its delegate of a claim for benefits under the Plan.  Such request may be in any form adequate to give reasonable notice to the Administrator or its delegate and shall set forth the basis of such claim and shall authorize the Administrator or its delegate to conduct such examinations as may be necessary to determine the validity of the claim and to take such steps as may be necessary to facilitate the payment of any benefits to which the Claimant may be entitled under the Plan.  The Administrator shall make all determinations as to the right of any person to a benefit under the Plan.

If the Administrator requires more than 90 days to process a claim because of special circumstances, an extension may be obtained by notifying the Claimant within 90 days of the date the claim was submitted that a decision on the claim will be delayed, what circumstances have caused the delay, and when a decision can be expected.  The extension period shall not exceed an additional 90 days;  provided, however, that in the event the Claimant fails to submit information necessary to decide a claim, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

(b)
Denial of Claim.  If the Administrator denies in whole or in part any claim for benefits under the Plan by any Claimant, the Administrator shall, within a reasonable period, furnish the Claimant with written or electronic notice of the denial.  The notice of the denial shall set forth, in a manner calculated to be understood by the Claimant:

(1)	The specific reason or reasons for the denial;

(2)	Specific reference to the pertinent Plan provisions on which the denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

(4)
A description of the Plan's review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

(c)
Appeals Procedure.  This paragraph 5.10(c) shall apply to all appeals of denied claims under the Plan.  A Claimant may request a review of a denied claim.  Such request shall be made in writing and shall be presented to the Administrator not more than sixty (60) days after receipt by the Claimant of written or electronic notice of the denial of the claim.  The Claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant's claim for benefits.  The Claimant shall also have the opportunity to submit comments, documents, records, and other information relating to the claim for benefits, and the Administrator shall take into account all such information submitted without regard to whether such information was submitted or considered in the initial benefit determination. The Administrator shall make its decision on review not later than sixty (60) days after receipt of the Claimant's request for review, unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receipt of the request for review;  provided, however, in the event the Claimant fails to submit information necessary to make a benefit determination on review, such period shall be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the request for additional information. The decision on review shall be written or electronic and, in the case of an adverse determination, shall include specific reasons for the decision, in a manner calculated to be understood by the Claimant, and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall also include (i) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, or other information relevant to the Claimant's claim for benefits; and (ii) a statement describing any voluntary appeal procedures offered by the Plan, and a statement of the Claimant's right to bring an action under ERISA Section 502(a).

(d)	The Plan’s claims procedure shall be administered in accordance with the applicable regulations of the U.S. Department of Labor.

(e)
A Claimant shall have no right to bring any action in any court regarding a claim for benefits under the Plan prior to the Claimant filing a claim for benefits and exhausting the Claimant’s rights to review under this Section 5.10 in accordance with the time frames set forth herein.

5.11        Controlling Law.  This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania conflict of laws rules, to the extent not preempted by federal law, which shall otherwise control.